Exhibit 99.1

FiEE, Inc. Announces Second Quarter and First Half 2026 Unaudited Financial Results

Strong Growth Across Segments Boosted First Half 2026 Revenue to $6.9 million

Profit Turnaround Achieved as First Half Net Income Reached $2.5 million

Osaka, Japan – August 14, 2026 – FiEE, Inc. (NASDAQ:FIEE) (“FiEE,” the “Company,” “we,” “our,” or similar terms), a technology company integrating IoT, connectivity, and AI to redefine brand management solutions in the digital era, today announced its unaudited financial results for the three and six months ended June 30, 2026, marking a profitable half-year following its strategic transformation.

Operational and Financial Highlights for the Six Months Ended June 30, 2026

●	Revenue soared 15,298.1% year-on-year to approximately $6.9 million, compared to $0.05 million in the first half of 2025. The increase in revenue primarily reflects the Company’s strategic transition from legacy hardware operations to SaaS solutions, with a new business model focusing on integrating AI and big data into content creation and brand management, and the successful expansion into multiple new business lines, including SaaS – MCN digital services, software services, digital authentication services, and other services, most of which experienced rapid growth following their launch.

○	As of June 30, 2026, the Company onboarded over 900 customers for its SaaS – MCN digital services, representing total service fees of $9.2 million, of which $7.9 million has been recognized as revenue cumulatively. Specifically, in the first half of 2026, FiEE added 138 new customers and recognized $2.6 million in revenue from this business.

○	As of June 30, 2026, we secured contracts totaling $2.9 million for our software services, $1.7 million of which was recognized as revenue in the six months ended June 30, 2026. During the first half of 2026, FiEE added 18 new software services customers, bringing the total number of customers for these services to 31.

○	As of June 30, 2026, the digital authentication services business line generated cumulative revenue of $2.9 million, including $2.6 million recognized in the six months ended June 30, 2026, serving five corporate clients and 459 individual clients in total, with related accounts receivable amounting to $2.0 million.

●	Gross profit was $5.4 million, compared to a gross profit of $438 in the same period of 2025. Gross margin increased significantly to 77.3% in the first half of 2026, up from 1.0% in the same period of 2025. The improvement was primarily driven by our MCN digital services, which leverage AI and data analytics to reduce reliance on manual labor, resulting in higher margins compared to traditional service models.

●	Net income was approximately $2.5 million, achieving a turnaround from a net loss of $1.0 million in same period of 2025.

●	The Company acquired Yinlian Culture and its VIE Maltose Culture in May 2026. Through this acquisition, the Company has further expanded into the AI music business, combining music content creation and distribution with AI capabilities to build an advanced AI music ecosystem.

Operational and Financial Highlights for the Three Months Ended June 30, 2026

●	Revenue was approximately $4.8 million, compared to $0.04 million for the three months ended June 30, 2025.

●	Gross profit was approximately $3.9 million, compared to $1,063 for the three months ended June 30, 2025.

●	Net income was approximately $2.1 million, turning around the net loss of $0.6 million for the three months ended June 30, 2025.

Rafael Li, Chief Executive Officer and President of FiEE, commented, “We delivered strong profitability in the first half of 2026, a remarkable turnaround from last year’s net loss. Our multi-line service lineup and acquisition integration drove notable gross margin expansion, validating our strategic transformation roadmap. We’re also proud to have expanded into AI music and home entertainment, our two key growth engines going forward, after completing the first-stage closing of our Yinlian Culture acquisition in the first half of 2026.”

Mr. Li further mentioned, “Backed by our music patent portfolio and operations team, we expect to accelerate AI music commercialization to capture streaming revenue and creator royalties. Our home entertainment system, launched in June 2026, is expected to deliver steady revenue contributions through year-end. We remain committed to optimizing our service mix, investing in client development and technical innovation, and building long-term stockholder value.”

Financial Results for the Six Months Ended June 30, 2026

Revenue was approximately $6.9 million, compared to $0.05 million in the same period of 2025.

		Six Months Ended June 30,		%
		2026	2025	change
Revenues		$	$	YoY
Services
●	SaaS – MCN digital services	2,628,291	45,118	5,725.4%
●	Software services	1,698,099	-	N/A
●	Digital authentication services	2,609,650	-	N/A
●	Others	11,289	-	N/A
Total		$6,947,329	$45,118	15,298.1%

Gross profit was approximately $5.4 million, compared to $438 in the same period of 2025.

Gross margin was 77.3%, compared to 1.0% in the same period of 2025.

Operating expenses were approximately $2.3 million, representing an increase of 127.8% from $1.0 million in the same period of 2025.

●	Selling and marketing expenses were approximately $0.3 million, as compared to $0.02 million in the same period of 2025, which was primarily due to the Company’s business transformation and stock-based compensation expenses in connection with equity awards granted in May 2026 under our 2025 Equity Incentive Plan. The expense incurred in the first half of 2026 primarily reflected costs related to the expansion of our four core business lines– SaaS – MCN digital services, software services, digital authentication services, and other services – as well as corporate branding initiatives.

●	General and administrative expenses were approximately $1.9 million, compared to $0.9 million in the same period of 2025. The increase was primarily attributable to certain non-recurring professional service fees incurred during the six months ended June 30, 2026, including legal and advisory fees related to strategic initiatives and stock-based compensation expenses in connection with equity awards granted in May 2026 under our 2025 Equity Incentive Plan.

●	Research and development expenses were approximately $80 thousand, as compared to $50 thousand in the first half of 2025. The increase primarily reflects ongoing enhancements and optimizations to our system during the six months ended June 30, 2026.

Operating income was approximately $3.1 million, marking a complete turnaround from a loss of $1.0 million recorded in the first half of 2025.

Net income was approximately $2.5 million, a turnaround from the $1.0 million loss recorded in the first half of 2025.

Diluted earnings per common share was $0.17, as compared to a loss of $0.20 in the first half of 2025.

About FiEE, Inc.

FiEE, Inc. (NASDAQ:FIEE), formerly Minim, Inc., was founded in 1977. The Company has a historical track record of delivering comprehensive WiFi/Software as a Service platform in the market. After years of development, FiEE made the strategic decision to transition to a Software First Model in 2024 to expand its technology portfolio and revenue streams. In 2025, FiEE rebranded itself as a technology company leveraging its expertise in IoT, connectivity, and AI to explore new business prospects and extend its global footprint.

FiEE’s services are structured into four key categories: Cloud-Managed Connectivity (WiFi) Platform, IoT Hardware Sales & Licensing, SaaS Solutions, and Professional To-C and To-B Services & Support. Notably, FiEE has introduced its innovative Software as a Service solutions, which integrates its AI and data analytics capabilities into content creation and brand management. This initiative has led to the nurturing of a robust pool of KOLs on major social media platforms worldwide, assisting them in developing, managing, and optimizing their digital presence across global platforms. FiEE’s services include customized graphics and posts, short videos, and editorial calendars tailored to align with brand objectives.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral, or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “might,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” or the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements included in this press release may include, among others, statements relating to (i) the future financial position and results of operations of the Company, (ii) our ability to successfully implement our strategic business transformation, (iii) our commitment to investing in R&D and our ability to execute on our AI music and home entertainment initiatives, including our expectations regarding streaming revenue, creator royalties, and contributions from our home entertainment system, (iv) our long-term growth objectives and opportunities, (v) our commitment to investing in R&D to expand our service offerings, enhance customer experience, and deliver greater brand value across the digital content landscape, (vi) our plans to drive growth through innovation, build bridges between influencers, content creators, and global markets, and foster impactful partnerships to extend our reach across the digital landscape, and (vii) our plans to further accelerate business growth and create value for our stockholders.

By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this press release are qualified in their entirety by this cautionary statement. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q, or other subsequent filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

For investor and media inquiries, please contact:

Email: fiee@dlkadvisory.com

FIEE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash	$5,435,709	$3,084,461
Accounts receivable	5,134,459	2,110,715
Other receivables, net	-	1,217,692
Prepaid expenses and other current assets	373,949	199,309
Total current assets	10,944,117	6,612,177

Property, equipment and software, net	860,482	366,439
Intangible assets	2,888,743	3,529,835
Operating lease right-of-use assets, net	-	31,004
Goodwill	24,990	-
Deferred tax assets	26,371	-
Other assets	341,814	231,680
Total assets	$15,086,517	$10,771,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$821,899	$511,206
Contract liabilities	343,015	1,497,721
Accrued expenses and other current liabilities	1,307,982	1,169,737
Income tax payable	1,382,613	972,743
Current maturities of operating lease liabilities	-	30,350
Total current liabilities	3,855,509	4,181,757
Total liabilities	3,855,509	4,181,757

Commitments and Contingencies

Stockholders’ equity
Preferred Stock	1,639,779	1,639,779
Common Stock	85,286	79,341
Additional paid-in capital	102,750,237	100,500,280
Accumulated deficit	(93,158,867)	(95,621,579)
Accumulated other comprehensive loss	(40,429)	(8,443)
Total stockholders’ equity attributable to parent	11,276,006	6,589,378
Non-controlling interests	(44,998)	-
Total stockholders’ equity	11,231,008	6,589,378
Total liabilities and stockholders’ equity	$15,086,517	$10,771,135

FIEE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$4,825,340	$44,993	$6,947,329	$45,118
Cost of revenues	951,806	43,930	1,579,551	44,680
Gross profit	3,873,534	1,063	5,367,778	438

Operating expenses:
Selling and marketing	252,314	16,811	286,653	16,811
General and administrative	938,162	603,744	1,935,035	944,240
Research and development	39,226	17,419	75,813	47,419
Total operating expenses	1,229,702	637,974	2,297,501	1,008,470

Operating income (loss)	2,643,832	(636,911)	3,070,277	(1,008,032)

Other income (expense):
Interest income (expense), net	97	(2,638)	97	(5,427)
Foreign currency exchange income (loss)	(6,443)	(131)	28,552	(131)
Other, net	125	-	27,030	-
Total other income (expense)	(6,221)	(2,769)	55,679	(5,558)

Income (loss) before income taxes	2,637,611	(639,680)	3,125,956	(1,013,590)

Income tax expense	526,897	-	663,726	-

Net income (loss)	$2,110,714	$(639,680)	$2,462,230	$(1,013,590)
Attributable to non-controlling interests	(482)	-	(482)	-
Attributable to owners of parent	$2,111,196	$(639,680)	$2,462,712	$(1,013,590)
Allocation to participating preferred stock	(583,312)	-	(695,696)	-
Net income (loss) attributable to common stockholders	$1,527,884	$(639,680)	$1,767,016	$(1,013,590)

Basic earnings (loss) per common share	$0.18	$(0.13)	$0.22	$(0.20)
Diluted earnings (loss) per common share	$0.14	$(0.13)	$0.17	$(0.20)

Weighted-average number of common shares outstanding:
Basic	8,453,873	5,090,949	8,197,613	5,090,949
Diluted	10,786,717	5,090,949	10,518,841	5,090,949

Net income (loss)	$2,110,714	$(639,680)	$2,462,230	$(1,013,590)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	4,316	1,962	(31,986)	1,962
Total comprehensive income (loss)	$2,115,030	$(637,718)	$2,430,244	$(1,011,628)

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